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                                                                    EXHIBIT 11


               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
            EXHIBIT 11 - COMPUTATION OF NET INCOME (LOSS) PER COMMON
                          AND COMMON EQUIVALENT SHARE
                     (In thousands, except per share data)



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
                                                  Three Months Ended    Nine Months Ended
                                                     September 30,        September 30,
                                                  ------------------   ------------------
                                                     1995       1994       1995      1994
                                                  -------    -------   --------   -------
Net income (loss):                                $   613      ($531)  $  8,764   $15,030
                                                  =======    =======    =======   =======

Shares:
   Basic shares - weighted average of
      common shares outstanding                    88,454     80,283     88,302    69,893
   Additional shares assuming
      conversion of stock options and warrants      2,092          -      1,646     1,858
                                                  -------    -------    -------   -------
   Primary shares                                  90,546     80,283     89,948    71,751
   Additional shares, when dilutive, assuming
      full dilution of stock options and warrants     513          -        786       536
                                                  -------    -------    -------   -------
   Fully-diluted shares                            91,059     80,283     90,734    72,287

                                                  =======    =======    =======   =======
Primary and fully-diluted net income (loss)
   per common and common equivalent share           $0.01     ($0.01)     $0.10     $0.21
                                                  =======    =======    =======   =======
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